Exhibit 15.1

October 11, 2012

The Shareholders of United Technologies Corporation

We are aware of the incorporation by reference in the Registration Statement of United Technologies Corporation on Form S-3 (No. 333-167771) as amended by Post-Effective Amendment No. 1 on Form S-3 (No. 333-167771), Registration Statement on Form S-4 (No. 333-77991) as amended by Post-Effective Amendment No. 1 on Form S-8 (No. 333-77991) and Registration Statements on Form S-8 (Nos. 333-177520, 333-177517, 333-175781, 333-175780, 333-156390, 333-150643, 333-125293, 333-110020, 333-100724, 333-100723, 333-100718, 333-82911, 333-77817, 333-21853, 333-21851, 033-51385 and 333-183123) of our report dated April 26, 2012 relating to the unaudited condensed consolidated interim financial statements of Goodrich Corporation that are included in its Form 10-Q for the quarter ended March 31, 2012.

/s/ Ernst & Young LLP

Charlotte, North Carolina

October 11, 2012